NEWS

For:		From:
Ladish Co., Inc. 5481 South Packard Avenue Cudahy, WI 53110-8902		Libby Communications 95 Pin Pack Road Ridgefield, CT 06877
Contact:	Gary Vroman 414-747-2613 414-747-2890 Fax	Contact:	William J. Libby 203-431-8480 203-431-6132 Fax

Release date: September 21, 2005

Ladish Is First Wisconsin Company to Receive Historical Landmark Award from ASM International

(Cudahy, Wisc.) – Ladish Co., Inc. (www.ladishco.com) was presented with an ASM Historical Landmark Award in a ceremony held at the Milwaukee Art Museum on September 14. The event, which commemorated the company’s 100th year in business, was attended by approximately 200 Ladish customers, suppliers, local and industry dignitaries, and Ladish company employees.

The award confers Historical Landmark status on the Ladish’s Cudahy Forging site for “substantial contributions to forging metallurgy and deformation processing technology,” according to Frederick E. Schmidt, Jr., Ph.D., C.E.F., a trustee of ASM International, The Materials Information Society, who conferred the award on behalf of the organization’s global membership. In his remarks, Schmidt said: “The purpose of the award is to preserve our metallurgical heritage and to make people all over the world more aware of the many pioneering milestones of metalworking technology.”

Ladish, the first Wisconsin company to receive this award in the 33 years since it was inaugurated, became the 115th company recognized for historic metalworking achievements. Ladish joins a select group of companies located throughout the United States and more than a dozen other countries in Europe, Asia and South America.

Kerry Woody, President and CEO of Ladish, accepted the award, commenting that the success of the company was based on the dedication and work ethic of its workforce and the unique forging resources the company possesses, many of which are the largest or most powerful of their type in the world.

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon and Connecticut. Ladish common stock trades on Nasdaq under the symbol LDSH.

# # # #